Exhibit 5.1

Our ref: DTP/739980-000001/22011741v3

HL Acquisitions Corp. Kingston Chambers PO Box 173 Road Town Tortola British Virgin Islands

25 June 2018

Dear Sirs

HL Acquisitions Corp. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) related to the offering and sale of: (a) up to 4,250,000 units (together, the “Units”), each Unit consisting of one ordinary share of the Company of no par value (together, the “Ordinary Shares”), one redeemable warrant to purchase one Ordinary Share (together, the “Warrants”) and one right to receive one-tenth of an Ordinary Share upon consummation of an initial business combination (together, the “Rights”); (b) up to 637,500 Units (the “Over-Allotment Units”), which the several underwriters, for whom EarlyBirdCapital Inc. is acting as representative (the “Representative”), will have a right to purchase from the Company to cover over allotments, if any; (c) up to 75,000 Ordinary Shares to be issued to the Representative; (d) up to 212,500 Units representing the Representative’s Unit purchase option (the “Representative Unit Purchase Option”); (e) all Ordinary Shares, all Warrants, and all Rights issued as part of the Units, the Over-Allotment Units and the Representative Unit Purchase Option; (d) all Ordinary Shares that may be issued upon exercise of the Warrants and/or the Rights included in the Units, the Over-Allotment Units and/or the Representative Unit Purchase Option. This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 25 June 2018, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

Maples and Calder

Sea Meadow House PO Box 173 Road Town Tortola VG1110 British Virgin Islands

Tel +1 284 852 3000 Fax +1 284 852 3097 maplesandcalder.com

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 25 June 2018 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 22 June 2018 (the “Resolutions”).

1.4	A Certificate of Incumbency dated 25 June 2018, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 25 June 2018 (the “Certificate of Good Standing”).

1.6	A certificate from a director of the Company (a copy of which is attached as Annexure A) (the “Director’s Certificate”).

1.7	The Registration Statement.

1.8	A draft of the form of the unit certificate representing the Units and the Over-Allotment Units (the “Unit Certificates”).

1.9	A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents”).

1.10	A draft of the form of the rights agreement and the rights certificate constituting the Rights (the “Rights Documents”).

1.11	A draft of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement” and, together with the Unit Certificates, the Warrant Documents and the Rights Documents, the “Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (the “Relevant Jurisdiction”) and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5	All signatures, initials and seals are genuine.

2.6	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Units, the Over-Allotment Units, the Warrants, the Rights or the Ordinary Shares.

2.9	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.10	No monies paid to or for the account of any party under the Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act, 1997).

2.11	None of the parties to the Documents (other than the Company) is a company incorporated, or a partnership or foreign company registered, under applicable British Virgin Islands law and all the activities of such parties in relation to the Documents and any transactions entered into thereunder have not been and will not be carried on through a place of business in the British Virgin Islands.

2.12	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.13	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.14	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon (i) the exercise of the Warrants in accordance with the Warrant Documents) and (ii) in accordance with the Rights Documents have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon (i) the exercise of the Warrants in accordance with the Warrant Documents) and (ii) in accordance with the Rights Documents, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3	The execution, delivery and performance of the Unit Certificates, the Warrant Documents and the Rights Documents have been authorised by and on behalf of the Company and, once the Unit Certificates and the Warrant Documents and the Rights Documents have been executed and delivered by any director or officer of the Company, the Unit Certificates, the Warrant Documents and the Rights Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents are of a type which the courts of the British Virgin Islands will enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	Applicable court fees will be payable in respect of enforcement of the Documents.

4.3	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.4	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the British Virgin Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.5	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.6	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Units pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Clader
Maples and Calder

Annexure A

Director’s Certificate

25 June 2018

To:	Maples and Calder

Sea Meadow House

PO Box 173

Road Town

Tortola

British Virgin Islands

Dear Sirs

HL Acquisitions Corp. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 22 June 2018 remain in full force and effect and are unamended.

2	The Resolutions were duly passed are a true and correct record of the proceedings in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director’s interests in the Documents, and have not been amended, varied or revoked in any respect.

3	The Company is authorised to issue a maximum of 101,000,000 shares divided into up to 100,000,000 Ordinary Shares and up to 1,000,000 preference shares of no par value. Immediately prior to the sale of the Units and the Over-Allotment Units, the Company had issued 1,221,875 Ordinary Shares and such Ordinary Shares have been duly authorised and are validly issued as fully-paid and non-assessable.

4	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

5	The sole director of the Company at the date of the Resolutions was Jeffrey Schwarz.

6	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

7	The Company has not created any charges over any of its property or assets.

8	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions the subject of the Registration Statement will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the transactions the subject of the Registration Statement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

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9	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

10	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

12	The Company has at no time had employees.

13	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

14	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

15	The Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Jeffrey Schwarz
Name:	Jeffrey Schwarz
Title:	Director

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